Exhibit 99.1
ChargePoint Appoints David Vice as Chief Revenue Officer
Campbell, Calif., September 16, 2024—ChargePoint (NYSE: CHPT), a leading provider of networked charging solutions for electric vehicles (EVs), announces the appointment of David Vice as Chief Revenue Officer. Mr. Vice joins the company to drive growth, overseeing the global Sales and Marketing functions.
“ChargePoint warmly welcomes David Vice as our new Chief Revenue Officer,” said Rick Wilmer, CEO of ChargePoint. “David’s extensive experience building high performing teams in multi-national companies focused on software makes him the ideal candidate to drive ChargePoint’s revenue growth.”
Mr. Vice has more than thirty years of experience delivering global business and sales solutions. Prior to joining ChargePoint, he served as Chief Revenue Officer at NTT Data Services, a global innovator of IT and business services, where he first served as President of Commercial Industries. Prior to NTT Data Services, Mr. Vice served as the Chief Revenue Officer of Omnitracs, LLC, a provider of fleet management software solutions.
“I am thrilled to join ChargePoint to help drive its next chapter of growth,” said David Vice. “The space has boundless potential, ChargePoint’s products are innovative, and my own experience at the intersection of fleet and SAAS has prepared me well for the road ahead.”
Mr. Vice begins his position at ChargePoint today. To learn more about the ChargePoint portfolio of EV charging hardware and software solutions, please visit www.chargepoint.com.
About ChargePoint Holdings, Inc.
ChargePoint has been an innovator of all things EV charging since 2007, before the first mass market electric vehicle was on the road. ChargePoint offers solutions for the entire EV ecosystem including drivers, charging station owners, vehicle manufacturers and others. Accessible and reliable, ChargePoint’s portfolio of software, hardware, and services enables a seamless experience for drivers across North America and Europe. With ChargePoint, every driver who needs to charge can do so, accessing more than 1 million places to charge globally. ChargePoint has powered more than 10 billion electric miles and will continue to innovate as part of a mission to lower global emissions while improving the future of transportation. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.

CHPT-IR
ChargePoint
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com
AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com